Exhibit 99.1

Progress Energy announces 2010 second-quarter results;
updates full-year 2010 earnings guidance

Highlights:

Second Quarter 2010

♦	Reports second-quarter GAAP earnings of $0.62 per share, which is equal to the same period last year

♦	Reports second-quarter ongoing earnings of $181 million, or $0.63 per share, compared to $181 million, or $0.64 per share, for the same period last year

Year-to-Date 2010

♦	Reports GAAP earnings for the first six months of 2010 of $1.29 per share, compared to $1.28 per share for the same period last year

♦	Reports ongoing earnings for the first six months of 2010 of $395 million, or $1.37 per share, compared to $363 million, or $1.30 per share, for the same period last year

♦	Updates 2010 ongoing earnings guidance to $2.95 to $3.05 per share, which is the higher end of the previously announced guidance

RALEIGH, N.C. (August 6, 2010) – Progress Energy [NYSE: PGN] announced second-quarter GAAP earnings of $180 million, or $0.62 per share, compared with GAAP earnings of $174 million, or $0.62 per share, for the same period last year. Second-quarter ongoing earnings were $181 million, or $0.63 per share, compared to $181 million, or $0.64 per share, for the same period last year. The significant drivers in ongoing earnings per share were favorable weather, the impact of the repowered Bartow Plant and higher clause recovery, offset by increased interest expense and O&M and unfavorable AFUDC equity. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“We achieved solid financial results in the second quarter and through the first half of the year, and we successfully met high customer demand during one of the hottest Junes on record,” said Bill Johnson, chairman, president and CEO. “We continue to see signs of economic recovery in the Carolinas and Florida, and we remain focused on controlling costs and continuously improving operations. Due primarily to the impact of favorable weather, the company is narrowing its 2010 ongoing earnings guidance range to $2.95 to $3.05 per share, which is the higher end of our previously announced guidance.”

The ongoing earnings guidance excludes the impact, if any, from discontinued operations and the effects of certain identified gains and charges. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.) Progress Energy is not able to provide a corresponding GAAP equivalent for the 2010 earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review second-quarter 2010 financial performance, as well as provide an overall business update.  Additional details are provided at the end of this earnings release.

See pages 3-6 for detailed second-quarter and year-to-date 2010 earnings variance analyses for Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory
  Received approval from the Florida Public Service Commission (FPSC) of PEF’s rate settlement agreement that will keep customers’ base rates stable until the end of 2012.  The settlement also provides PEF the flexibility to reduce its depreciation expense and accelerate the amortization of certain regulatory assets and accelerate storm cost recovery, while earning a return on equity within a specified range of 9.5 percent to 11.5 percent.
  Completed root cause determination of the delamination event at Crystal River Unit 3 (CR3) detected in 2009. After a comprehensive analysis, PEF has determined that the concrete delamination was caused by redistribution of stresses on the containment wall that occurred when we created an opening to accommodate the replacement of the unit’s steam generators. PEF is pursuing a detailed repair plan that would achieve the unit’s return to service during the fourth quarter of 2010.  The actual return to service date will be determined by a number of factors, including regulatory reviews by the Nuclear Regulatory Commission and other agencies as appropriate, emergent work, final engineering designs and testing, weather and other developments.
  Filed with the North Carolina Utilities Commission (NCUC) to decrease the fuel component of customer rates and adjust the components of energy-efficiency programs and renewable energy resources, resulting in a net reduction in customer bills.  If approved, rates would be effective December 1, 2010.
  Received approval from the Public Service Commission of South Carolina to decrease customer bills by nearly 2 percent, with new rates effective July 1, 2010.  The net decrease includes a reduction of fuel costs, partially offset by a slight increase in costs related to energy-efficiency and demand-side management programs.
State of the Art Power Plants
  Completed clean air project at PEF’s Crystal River Energy Complex, placing in-service a selective catalytic reduction (SCR) system and flue-gas desulfurization unit (scrubber) on Unit 4 in May 2010.  The utility’s first clean air scrubber began operating in December and the first SCR in June 2009, both on Unit 5.
  Received approval from the NCUC to build a new, 620-megawatt (MW) combined-cycle natural gas plant near Wilmington, N.C., to replace the 600-MW coal-fired Sutton Plant.  The project represents a total investment of approximately $600 million and will substantially reduce emissions beginning in early 2014.
  Announced contract with Siemens Energy to supply five state-of-the-art gas turbine-generator packages for PEC’s planned 950-MW Lee and 620-MW Sutton combined cycle plants.

Alternative Energy & Energy Efficiency
  Announced the Plug-In 2011 electric vehicle conference will be held in Raleigh, N.C., marking the first occasion the conference will be held outside of California. Progress Energy will co-organize this national conference with the Electric Power Research Institute and Duke Energy.
  Tampa Bay, Orlando/Central Florida and Raleigh are three of the 11 metropolitan areas in the U.S. developing electric vehicle "plug-in ready" communities as part of Project Get Ready, a collaborative initiative that includes local governments, the Rocky Mountain Institute, and utility leaders.
  Announced partnership with the University of North Carolina at Chapel Hill’s Department of Marine Sciences on a three-year research study to fully map and model North Carolina’s viable offshore wind resources.
  Joined Smart Grid Consumer Collaborative to work toward a modernized electric power system that is consumer safe and consumer friendly.
  Surpassed 1 million energy-saving compact fluorescent light (CFL) bulbs sold since January under the company’s Residential Lighting Program, which provides discounts through local retailers across the Carolinas, with estimated energy savings of more than 51 million kilowatt-hours per year.
  Launched Appliance Recycling Program in the Carolinas to recycle and remove less efficient refrigerators and freezers from service.
Awards, Honors & Recognitions
  PEC received top-quartile ranking in the latest residential customer satisfaction survey from J.D. Power & Associates.
Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

SECOND-QUARTER 2010 BUSINESS HIGHLIGHTS

Below are the second-quarter and year-to-date 2010 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 6-7 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported second-quarter ongoing earnings per share of $0.39, compared with $0.33 for the same period last year; GAAP earnings per share of $0.38, compared with $0.33 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 weather primarily due to cooling degree days 22 percent higher than 2009 and 44 percent higher than normal
▪	$0.03 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.01 retail growth and usage
▪	$0.01 clauses, wholesale and other margin

▪	$0.01 income taxes
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.03) O&M primarily due to higher nuclear plant outage and maintenance costs driven by the larger scope of outages and more emergent work in 2010 compared to 2009
▪	$(0.01) share dilution
•	11,000 net increase in the average number of customers for the three months ended June 30, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported second-quarter ongoing earnings per share of $0.41, compared with $0.43 for the same period last year; GAAP earnings per share of $0.41, compared with $0.42 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.06 retail rates primarily due to the impact of the increase in base rates for the repowered Bartow Plant
▪
$0.03 clauses, wholesale and other margin primarily due to the impact from nuclear and environmental cost recovery, partially offset by lower wholesale revenues related to an amended contract and estimated CR3 joint owner replacement power costs

▪	$0.02 weather primarily due to cooling degree days 9 percent higher than 2009 and 15 percent higher than normal
▪	$0.02 depreciation and amortization primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.07) AFUDC equity primarily due to placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.03) interest expense primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.02) O&M primarily due to the prior-year pension deferral in accordance with a FPSC order
▪	$(0.01) retail growth and usage
▪	$(0.01) other
▪	$(0.01) share dilution
•	4,000 net increase in the average number of customers for the three months ended June 30, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported second-quarter ongoing after-tax expenses of $0.17 per share compared with after-tax expenses of $0.12 per share for the same period last year; GAAP after-tax expenses of $0.17 per share, compared with after-tax expenses of $0.13 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.03) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.03) income taxes primarily due to changes in tax estimates, the tax impact of certain employee benefit trusts and lower deductions for domestic production activities

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $0.90, compared with $0.80 for the same period last year; GAAP earnings per share of $0.86, compared with $0.80 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.10 weather primarily due to 19 percent higher cooling degree days and 15 percent higher heating degree days than 2009. Additionally, cooling degree days were 41 percent higher than normal and heating degree days were 12 percent higher than normal

▪	$0.04 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.03 clauses, wholesale and other margin primarily due to higher miscellaneous revenues largely resulting from higher transmission rates
▪	$0.02 retail growth and usage
▪	$0.02 interest expense primarily due to lower average debt outstanding
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.07) O&M primarily due to higher nuclear plant outage and maintenance costs driven by the larger scope of outages and more emergent work in 2010 compared to 2009
▪	$(0.01) depreciation and amortization
▪	$(0.03) share dilution
•	12,000 net increase in the average number of customers for the six months ended June 30, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $0.81, compared with $0.76 for the same period last year; GAAP earnings per share of $0.77, compared with $0.74 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.13 retail rates primarily due to the increase in base rates for the repowered Bartow Plant
▪	$0.10 weather primarily due to heating degree days 74 percent higher than 2009 and 128 percent higher than normal
▪
$0.07 clauses, wholesale and other margin primarily due to the impact from nuclear and environmental cost recovery and higher transmission revenues, partially offset by lower wholesale revenues related to amended and expired contracts and estimated CR3 joint owner replacement power costs

▪	$0.01 retail growth and usage
▪	$0.01 depreciation and amortization
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.15) AFUDC equity primarily due to placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.03) O&M primarily due to the prior-year pension deferral in accordance with a FPSC order
▪	$(0.03) interest expense primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.03) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds
▪	$(0.01) other
▪	$(0.02) share dilution

•	1,000 net increase in the average number of customers for the six months ended June 30, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported year-to-date ongoing after-tax expenses of $0.34 per share compared with after-tax expenses of $0.26 per share for the same period last year; GAAP after-tax expenses of $0.34 per share, compared with after-tax expenses of $0.26 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 share dilution
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.07) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.01) other
▪	$(0.01) income taxes

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings.  Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Ongoing earnings per share	$0.63	$0.64	$1.37	$1.30
Tax levelization	-	(0.02)	-	(0.04)
CVO mark-to-market	-	0.01	-	0.03
Change in the tax treatment of the Medicare Part D subsidy	-	-	(0.08)	-
Impairment	(0.01)	(0.01)	-	(0.01)
Reported GAAP earnings per share	$0.62	$0.62	$1.29	$1.28

Shares outstanding (millions)	290	280	287	278

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment had no impact for the quarter and decreased earnings per share by $0.02 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact for the quarter and increased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider the adjustment to be a component of ongoing earnings.

Impairment

During the quarter, the company recorded impairments of certain miscellaneous investments which decreased earnings per share by $0.01 for the quarter and for the same period last year. Management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

* * * *

Progress Energy’s conference call with the investment community will be held August 6, 2010, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-1240, confirmation code 3503446. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. ET August 6 through midnight August 20. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 3503446.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy; our ability to recover eligible costs and earn an adequate return on investment through the regulatory process; the ability to successfully operate electric generating facilities and deliver electricity to customers; the impact on our facilities and businesses from a terrorist attack; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and regulations; risks associated with climate change; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including operations and maintenance expense (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; current economic conditions; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage or reductions in cash flow may have on us; our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded; the investment performance of our nuclear decommissioning trust (NDT) funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); and the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
June 30, 2010

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended June 30,		Six months ended June 30,
(in millions except per share data)	2010	2009	2010	2009
Operating revenues	$2,372	$2,312	$4,907	$4,754
Operating expenses
Fuel used in electric generation	743	826	1,639	1,780
Purchased power	315	257	578	474
Operation and maintenance	505	484	985	937
Depreciation, amortization and accretion	233	226	479	506
Taxes other than on income	133	130	287	273
Other	3	10	5	12
Total operating expenses	1,932	1,933	3,973	3,982
Operating income	440	379	934	772
Other income
Interest income	1	2	3	6
Allowance for equity funds used during construction	25	36	46	75
Other, net	5	13	-	12
Total other income, net	31	51	49	93
Interest charges
Interest charges	199	181	390	360
Allowance for borrowed funds used during construction	(7)	(12)	(16)	(24)
Total interest charges, net	192	169	374	336
Income from continuing operations before income tax	279	261	609	529
Income tax expense	98	86	237	171
Income from continuing operations before cumulative effect of change in accounting principle	181	175	372	358
Discontinued operations, net of tax	(1)	(1)	-	(1)
Cumulative effect of change in accounting principle, net of tax	-	-	(2)	-
Net income	180	174	370	357
Net income attributable to noncontrolling interests, net of tax	-	-	-	(1)
Net income attributable to controlling interests	$180	$174	$370	$356
Average common shares outstanding – basic	290	280	287	278
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.62	$0.62	$1.29	$1.28
Discontinued operations attributable to controlling interests, net of tax	–	–	–	–
Net income attributable to controlling interests	$0.62	$0.62	$1.29	$1.28
Dividends declared per common share	$0.620	$0.620	$1.240	$1.240
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$181	$175	$370	$357
Discontinued operations, net of tax	(1)	(1)	-	(1)
Net income attributable to controlling interests	$180	$174	$370	$356

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	June 30, 2010	December 31, 2009
ASSETS
Utility plant
Utility plant in service	$29,728	$28,918
Accumulated depreciation	(11,777)	(11,576)
Utility plant in service, net	17,951	17,342
Held for future use	48	47
Construction work in progress	1,914	1,790
Nuclear fuel, net of amortization	599	554
Total utility plant, net	20,512	19,733
Current assets
Cash and cash equivalents	690	725
Receivables, net	999	800
Inventory	1,237	1,325
Regulatory assets	324	142
Derivative collateral posted	194	146
Income taxes receivable	21	145
Prepayments and other current assets	195	248
Total current assets	3,660	3,531
Deferred debits and other assets
Regulatory assets	2,211	2,179
Nuclear decommissioning trust funds	1,341	1,367
Miscellaneous other property and investments	437	438
Goodwill	3,655	3,655
Other assets and deferred debits	321	333
Total deferred debits and other assets	7,965	7,972
Total assets	$32,137	$31,236
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 293 million and 281 million shares issued and outstanding, respectively	$7,304	$6,873
Unearned ESOP shares (- and 1 million shares, respectively)	–	(12)
Accumulated other comprehensive loss	(131)	(87)
Retained earnings	2,684	2,675
Total common stock equity	9,857	9,449
Noncontrolling interests	2	6
Total equity	9,859	9,455
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	11,664	11,779
Total capitalization	21,888	21,599
Current liabilities
Current portion of long-term debt	705	406
Short-term debt	–	140
Accounts payable	954	835
Interest accrued	209	206
Dividends declared	182	175
Customer deposits	316	300
Derivative liabilities	250	190
Accrued compensation and other benefits	100	167
Other current liabilities	387	239
Total current liabilities	3,103	2,658
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,288	1,196
Accumulated deferred investment tax credits	113	117
Regulatory liabilities	2,479	2,510
Asset retirement obligations	1,200	1,170
Accrued pension and other benefits	1,330	1,339
Derivative liabilities	324	240
Other liabilities and deferred credits	412	407
Total deferred credits and other liabilities	7,146	6,979
Commitments and contingencies
Total capitalization and liabilities	$32,137	$31,236

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Six months ended June 30	2010	2009
Operating activities
Net income	$370	$357
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	555	576
Deferred income taxes and investment tax credits, net	117	13
Deferred fuel (credit) cost	(137)	129
Allowance for equity funds used during construction	(46)	(75)
Other adjustments to net income	136	118
Cash (used) provided by changes in operating assets and liabilities
Receivables	(126)	(36)
Inventory	87	(118)
Derivative collateral posted	(40)	47
Other assets	(13)	41
Income taxes, net	152	110
Accounts payable	110	(30)
Other liabilities	(6)	(37)
Net cash provided by operating activities	1,159	1,095
Investing activities
Gross property additions	(1,116)	(1,172)
Nuclear fuel additions	(119)	(60)
Purchases of available-for-sale securities and other investments	(3,815)	(982)
Proceeds from available-for-sale securities and other investments	3,792	960
Other investing activities	14	(3)
Net cash used by investing activities	(1,244)	(1,257)
Financing activities
Issuance of common stock, net	405	545
Dividends paid on common stock	(354)	(347)
Payments of short-term debt with original maturities greater than 90 days	-	(129)
Net decrease in short-term debt	(140)	(521)
Proceeds from issuance of long-term debt, net	591	1,337
Retirement of long-term debt	(400)	(400)
Other financing activities	(52)	(51)
Net cash provided by financing activities	50	434
Net (decrease) increase in cash and cash equivalents	(35)	272
Cash and cash equivalents at beginning of period	725	180
Cash and cash equivalents at end of period	$690	$452

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Second Quarter 2010 vs. 2009

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	0.33	0.42	(0.13)	0.62
Tax levelization		0.01	0.01	0.02	A
CVO mark-to-market			(0.01)	(0.01)	B
Impairment			0.01	0.01	C
2009 ongoing earnings	0.33	0.43	(0.12)	0.64

Weather - retail	0.04	0.02		0.06	D

Growth and usage - retail	0.01	(0.01)		-

Retail rates		0.06		0.06	E

Clauses, wholesale and other margin	0.01	0.03		0.04	F

O&M	(0.03)	(0.02)		(0.05)	G

Other		(0.01)		(0.01)

AFUDC equity	0.03	(0.07)		(0.04)	H

Depreciation and amortization		0.02		0.02	I

Interest expense		(0.03)	(0.03)	(0.06)	J

Income taxes	0.01		(0.03)	(0.02)	K

Share dilution	(0.01)	(0.01)	0.01	(0.01)

2010 ongoing earnings	0.39	0.41	(0.17)	0.63
Impairment	(0.01)			(0.01)	C
2010 GAAP earnings	0.38	0.41	(0.17)	0.62

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
C -	Impairment of certain miscellaneous investments.
D -	Carolinas - Favorable primarily due to cooling degree days 22 percent higher than 2009 and 44 percent higher than normal.
Florida - Favorable primarily due to cooling degree days 9 percent higher than 2009 and 15 percent higher than normal.
E -	Florida - Favorable primarily due to the impact of the increase in base rates for the repowered Bartow Plant.
F -
Florida - Favorable primarily due to the impact from nuclear and environmental cost recovery, partially offset by lower wholesale revenues related to an amended contract and estimated CR3 joint owner replacement power costs.

G -	Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by the larger scope of outages and more emergent work in 2010 compared to 2009.
Florida - Unfavorable primarily due to the prior-year pension deferral in accordance with a FPSC order.
H -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets and the repowered Bartow Plant in service.
I -	Florida - Favorable primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement.
J -	Florida - Unfavorable primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
K -	Corporate and Other - Unfavorable primarily due to changes in tax estimates, the tax impact of certain employee benefit trusts and lower deductions for domestic production activities.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Year-to-Date June 30, 2010 vs. 2009

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	0.80	0.74	(0.26)	1.28
Tax levelization		0.02	0.02	0.04	A
CVO mark-to-market			(0.03)	(0.03)	B
Impairment			0.01	0.01	C
2009 ongoing earnings	0.80	0.76	(0.26)	1.30

Weather - retail	0.10	0.10		0.20	D

Growth and usage - retail	0.02	0.01		0.03

Retail rates		0.13		0.13	E

Clauses, wholesale and other margin	0.03	0.07		0.10	F

O&M	(0.07)	(0.03)		(0.10)	G

Other		(0.01)	(0.01)	(0.02)

AFUDC equity	0.04	(0.15)		(0.11)	H

Depreciation and amortization	(0.01)	0.01		-

Interest expense	0.02	(0.03)	(0.07)	(0.08)	I

Income taxes		(0.03)	(0.01)	(0.04)	J

Share dilution	(0.03)	(0.02)	0.01	(0.04)

2010 ongoing earnings	0.90	0.81	(0.34)	1.37
Tax levelization	0.01	(0.01)		-	A
Change in the tax treatment of the Medicare Part D subsidy	(0.05)	(0.03)		(0.08)	K
2010 GAAP earnings	0.86	0.77	(0.34)	1.29

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
C -	Impairment of certain miscellaneous investments.
D -
Carolinas - Favorable primarily due to 19 percent higher cooling degree days and 15 percent higher heating degree days than 2009. Additionally, cooling degree days were 41 percent higher than normal and heating degree days were 12 percent higher than normal.

Florida - Favorable primarily due to heating degree days 74 percent higher than 2009 and 128 percent higher than normal.
E -	Florida - Favorable primarily due to the increase in base rates for the repowered Bartow Plant.
F -	Carolinas - Favorable primarily due to higher miscellaneous revenues largely resulting from higher transmission rates.

Florida - Favorable primarily due to the impact from nuclear and environmental cost recovery and higher transmission revenues, partially offset by lower wholesale revenues related to amended and expired contracts and estimated CR3 joint owner replacement power costs.

G -	Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by the larger scope of outages and more emergent work in 2010 compared to 2009.
Florida - Unfavorable primarily due to the prior-year pension deferral in accordance with a FPSC order.
H -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets and the repowered Bartow Plant in service.
I -	Carolinas - Favorable primarily due to lower average debt outstanding.
Florida - Unfavorable primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
J -	Florida - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds.
K -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	June 30, 2010			June 30, 2009 (a)			From June 30, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$237	$236	$473	$229	$210	$439	3.5%		12.4%
Commercial	170	88	258	168	81	249	1.2		8.6
Industrial	88	20	108	85	17	102	3.5		17.6
Governmental	14	23	37	13	20	33	7.7		15.0
Unbilled	43	28	71	37	32	69	-		-
Total retail base revenues	552	395	947	532	360	892	3.8		9.7
Wholesale base revenues	69	38	107	72	52	124	(4.2)		(26.9)
Total base revenues	621	433	1,054	604	412	1,016	2.8		5.1
Clause recoverable regulatory returns	3	42	45	2	13	15	50.0		223.1
Miscellaneous revenue	30	53	83	26	46	72	15.4		15.2
Fuel and other pass-through revenues	463	724	1,187	444	763	1,207	-		-
Total operating revenues	$1,117	$1,252	$2,369	$1,076	$1,234	$2,310	3.8%		1.5%

Energy Sales (millions of kWh)
Residential	3,707	4,598	8,305	3,591	4,508	8,099	3.2%		2.0%
Commercial	3,337	2,939	6,276	3,290	2,948	6,238	1.4		(0.3)
Industrial	2,674	867	3,541	2,562	832	3,394	4.4		4.2
Governmental	369	824	1,193	357	805	1,162	3.4		2.4
Unbilled	712	800	1,512	634	703	1,337	-		-
Total retail	10,799	10,028	20,827	10,434	9,796	20,230	3.5		2.4
Wholesale	3,157	1,031	4,188	3,259	960	4,219	(3.1)		7.4
Total energy sales	13,956	11,059	25,015	13,693	10,756	24,449	1.9%		2.8%

Energy Supply (millions of kWh)
Generated
Steam	7,251	3,303	10,554	6,689	3,077	9,766
Nuclear	4,414	-	4,414	5,498	1,731	7,229
Combustion turbines/combined cycle	1,481	6,105	7,586	629	4,022	4,651
Hydro	173	-	173	215	-	215
Purchased	1,146	2,571	3,717	1,013	2,576	3,589
Total energy supply (company share)	14,465	11,979	26,444	14,044	11,406	25,450

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	140	9		171	18		(18.1	) %	(50.0	) %
Normal	227	23		228	25
Cooling Degree Days
Actual	792	1,081		649	993		22.0%		8.9%
Normal	549	943		532	930
Impact of retail weather to normal on EPS	$0.06	$0.04	$0.10	$0.02	$0.02	$0.04

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited - Data is not weather adjusted

Utility Statistics

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009 (a)			Percentage Change From June 30, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$593	$497	$1,090	$552	$409	$961	7.4%	21.5%
Commercial	343	169	512	341	152	493	0.6	11.2
Industrial	168	38	206	167	34	201	0.6	11.8
Governmental	28	44	72	27	39	66	3.7	12.8
Unbilled	9	27	36	-	30	30	-	-
Total retail base revenues	1,141	775	1,916	1,087	664	1,751	5.0	16.7
Wholesale base revenues	144	81	225	158	113	271	(8.9)	(28.3)
Total base revenues	1,285	856	2,141	1,245	777	2,022	3.2	10.2
Clause recoverable regulatory returns	4	80	84	4	20	24	-	300.0
Miscellaneous revenue	66	106	172	58	90	148	13.8	17.8
Fuel and other pass-through revenues	1,025	1,480	2,505	947	1,609	2,556	-	-
Total operating revenues	$2,380	$2,522	$4,902	$2,254	$2,496	$4,750	5.6%	1.0%

Energy Sales (millions of kWh)
Residential	9,595	9,724	19,319	8,729	8,795	17,524	9.9%	10.6%
Commercial	6,758	5,536	12,294	6,605	5,502	12,107	2.3	0.6
Industrial	5,119	1,635	6,754	4,982	1,623	6,605	2.7	0.7
Governmental	744	1,558	2,302	700	1,537	2,237	6.3	1.4
Unbilled	82	730	812	170	688	858	-	-
Total Retail	22,298	19,183	41,481	21,186	18,145	39,331	5.2	5.7
Wholesale	6,969	2,034	9,003	6,935	2,012	8,947	0.5	1.1
Total energy sales	29,267	21,217	50,484	28,121	20,157	48,278	4.1%	5.3%

Energy Supply (millions of kWh)
Generated
Steam	15,618	7,142	22,760	13,922	6,321	20,243
Nuclear	10,272	-	10,272	11,568	3,358	14,926
Combustion turbines/combined cycle	2,458	11,036	13,494	1,397	7,069	8,466
Hydro	423	-	423	389	-	389
Purchased	1,670	4,640	6,310	1,912	4,638	6,550
Total energy supply (company share)	30,441	22,818	53,259	29,188	21,386	50,574

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	2,112	680		1,841	391		14.7%	73.9%
Normal	1,889	299		1,883	385
Cooling Degree Days
Actual	792	1,129		665	1,186		19.1%	(4.8	) %
Normal	562	1,159		543	1,137
Impact of retail weather to normal on EPS	$0.13	$0.15	$0.28	$0.03	$0.05	$0.08

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited

Adjusted O&M Reconciliation (A)
	Six months ended June 30,
(in millions)	2010	2009	Growth
Reported GAAP O&M	$985	$937	5.1%
Adjustments
Carolinas
O&M recoverable through clauses	(27)	(18)
Timing of nuclear outages (B)	-	-
Nuclear insurance refund (C)	-	9
Litigation judgment	-	(9)
Storm restoration expenses (D)	(6)	-
Florida
Energy conservation cost recovery clause (ECCR)	(44)	(34)
Environmental cost recovery clause (ECRC)	(31)	(47)
Nuclear cost recovery	(2)	(3)
Nuclear insurance refund (C)	-	2
Adjusted O&M	$875	$837	4.5%

A -	The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M. Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as items considered to be outside of management's direct control. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.
B -	Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications. PEC experienced two full nuclear outages during the six months ended June 30, 2010 and 2009. Therefore, no adjustment to the company's O&M expense is necessary, since the number of outages is comparable during the periods presented.
C -	PEC and PEF are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurance company which provides primary and excess insurance coverage against property damage to members’ nuclear generating facilities. NEIL makes annual distributions to its members. These distributions are dependent upon the financial performance of its investments and amount of member insurance claims.
D -	PEC does not maintain a storm damage reserve account and does not have an ongoing regulatory mechanism to recover storm costs.

Financial Statistics
	June 30, 2010	June 30, 2009 (a)
Return on average common stock equity (rolling 12 months)	8.1%	8.6%
Book value per common share	$33.56	$33.19
Capitalization
Total equity	43.2%	43.0%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	56.4%	56.6%
Total Capitalization	100.0%	100.0%

(a) Restated to include capital lease obligations in total debt calculation.